UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 26, 2005

THE PANTRY, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-25813

Delaware	56-1574463
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1801 Douglas Drive

Sanford, North Carolina

27330-1410

(Address of principal executive offices)

Registrant’s telephone number, including area code: (919) 774-6700

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 26, 2005, in connection with their appointment as directors (as described in Item 5.02 below) of The Pantry, Inc. (the “Company”), Edwin J. Holman and Robert F. Bernstock each entered into an indemnification agreement with the Company, which agreements generally require the Company to indemnify each such person to the fullest extent permitted by law. In addition, on October 26, 2005, the Company entered into an indemnification agreement with Daniel J. Kelly, Vice President and Chief Financial Officer of the Company.

Among other things, the indemnification agreements require the Company to indemnify the new directors and Mr. Kelly, as applicable, for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such persons in any action or proceeding, including but not limited to any action by or in the right of the Company, on account of services as a director or officer, as applicable, of the Company, or as a director or officer of any other company or enterprise to which the person provides services at the Company’s request.

In addition, on October 26, 2005, the Company’s board of directors formed an Executive Committee, consisting of Thomas M. Murnane, Todd W. Halloran and Paul L. Brunswick. Members of the Executive Committee will receive, in addition to their normal fees for membership on the Company’s board of directors, an annual fee of $5,000 (paid in equal quarterly installments).

The Company’s compensation program for independent directors calls for such directors to receive a $20,000 annual retainer, paid in equal quarterly installments. Such directors also receive $2,500 for each meeting of the board that they attend, $1,000 for each committee meeting that they attend, and $1,000 for each committee meeting at which they act as chairperson. All Company directors are reimbursed for their reasonable out-of-pocket expenses in connection with their attendance at meetings. In addition, independent directors are entitled to receive, on appointment to the board of directors, 10,000 options to purchase Company common stock (granted under the Company’s 1999 Stock Option Plan), and annually thereafter, an additional 5,000 options to purchase Company common stock. The Company’s compensation program for independent directors is included as Exhibit 10.1 to this Report.

Item 2.02.	Results of Operations and Financial Conditions.

On October 27, 2005, the Company issued a press release announcing certain preliminary results for the fiscal year ended September 29, 2005, updating earnings per share guidance for the fiscal year ended September 29, 2005, and providing expected earnings per share outlook for the fiscal year ended September 28, 2006.

The Company reported that based on preliminary, unaudited data, it expects to report diluted earnings per share for its fiscal year ended September 29, 2005 in a range between $2.55 and $2.60, including charges of approximately $0.22 per share related to store closings, impairment charges, and uninsured losses associated with Hurricane Katrina, compared with the previous guidance range of $2.10 to $2.15. The Company also reported that diluted earnings per share for fiscal 2004, excluding a number of financing-related charges, were $1.54 ($0.76 on a GAAP basis). The full text of the press release is set forth in Exhibit 99.1 hereto and is incorporated herein by reference.

Pursuant to General Instruction B.2 of Current Report on Form 8-K, the information in Item 2.02 of this report, including the press release appearing in Exhibit 99.1, is furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. Furthermore, the information in Item 2.02 of this report shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933, as amended.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 26, 2005, the Company appointed Edwin J. Holman and Robert F. Bernstock as directors of the Company. Mr. Holman was appointed to the Compensation Committee of the Company’s board of directors and Mr. Bernstock was appointed to the Corporate Governance and Nominating Committee of the Company’s board of directors. The appointment of Messrs. Holman and Bernstock increases the total membership of the Company’s board of directors from eight to ten.

In connection with their appointment and pursuant to the Company’s compensation program for independent directors (as described above under Item 1.01), the board of directors also approved the grant of options to purchase 10,000 shares of the Company’s common stock (pursuant to the Company’s 1999 Stock Option Plan) to each of Messrs. Holman and Bernstock. In addition, as independent directors on the board, Messrs. Holman and Bernstock will be eligible for compensation under the Company’s Independent Director Compensation Program, described above in the last paragraph of Item 1.01 of this Report (which paragraph is hereby incorporated by reference into this Item 5.02).

A copy of the press release announcing the appointment of Messrs. Holman and Bernstock is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01. Financial	Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Document

10.1	Independent Director Compensation Program

99.1	Press Release dated October 27, 2005

99.2	Press Release dated October 28, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE PANTRY, INC.

By:	/s/ Daniel J. Kelly
Daniel J. Kelly Vice President, Chief Financial Officer and Secretary (Authorized Officer and Principal Financial Officer)

Date: October 28, 2005

EXHIBIT INDEX

Exhibit No.	Description of Document

10.1	Independent Director Compensation Program

99.1	Press Release dated October 27, 2005

99.2	Press Release dated October 28, 2005